Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 previously filed on December 13, 2016 (File No. 333-215075) and on Form S-3 previously filed on April 11, 2018 (File No. 333-224230) of our report dated July 13, 2018 on the consolidated financial statements of Aspen Group, Inc. as of and for the years ended April 30, 2018 and 2017, and the effectiveness of internal control over financial reporting of Aspen Group, Inc. as of April 30, 2018, which report is included in this Annual Report on Form 10-K of Aspen Group, Inc. for the year ended April 30, 2018.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

July 13, 2018